Exhibit 99.2

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
1

Prepared Remarks

Nuance Second Quarter Fiscal 2015
Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. The conference call will begin today, May 7, 2015, at 5:00 pm EDT. To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1074 or (612) 234-9960 at least five minutes prior to the call and referencing code 358455. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 358455.

Summary of Business and Financial Highlights
In Q2 15, we delivered non-GAAP revenue of $488.1 million, near the high end of our guidance range and non‑GAAP fully diluted earnings per share of $0.30, above the high end of our guidance range. We delivered Q2 15 CFFO of $119.9 million, representing 121% of non-GAAP net income. As we have stated in recent quarters, we are balancing investments designed to improve revenue growth with an increasing emphasis on improving operational efficiencies and cost controls. These measures benefitted our Q2 15 EPS, operating margin and operating cash flow. In Q3 15 we formalized the program, targeting $125 million in total annualized expense reductions by the end of FY 16.

In addition, we are increasing shareholder value through renewed execution under our stock repurchase plan. From the beginning of FY 15 through May 6, 2015, we have repurchased 13.857 million shares of our common stock for a total amount of $197.5 million. Today, we announced that our board recently authorized a $500 million increase in our stock repurchase plan.

Q2 15 Results
Today we reported Q2 15 non-GAAP revenue of $488.1 million.  Revenue performance was driven by our Mobile & Consumer solutions, offset by weaker results in our Healthcare, Enterprise and Imaging solutions. Our results reflected a 2% organic decline in non-GAAP revenue compared to the same quarter last year. Q2 15 GAAP revenue was $475.1 million, compared to $475.7 million a year ago. Q2 15 revenue was negatively affected by currency fluctuations. If we applied Q2 14 currency rates to our Q2 15 revenue, Q2 15 revenue would have been approximately $14 million higher.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

We also reported Q2 15 total non-GAAP recurring revenue of $315.6 million, compared to $313.7 million a year ago. Q2 15 total non-GAAP recurring revenue represented approximately 65% of total revenue, compared to 64% a year ago. Q2 15 non-GAAP perpetual license revenue was $125.9 million, compared to $125.4 million a year ago. Since FY 12, non-GAAP perpetual license revenue has fallen from approximately 38% of total revenue to 26% and total non‑GAAP recurring revenue has increased from approximately 52% of total revenue to 65%. As we forecasted in our Q4 14 earnings materials, we experienced a smaller shift in H1 15 than we experienced each of the last two fiscal years.

Net new bookings in Q2 15 were $304.7 million, compared to $419.8 million in Q2 14. As we noted last year, our Q2 14 net new bookings benefitted significantly from a $100 million expansion of our connected car business with a leading automaker. If we applied Q2 14 currency rates to our Q2 15 bookings, Q2 15 bookings would have been

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2015 second fiscal quarter results	May 7, 2015
Prepared remarks
2

approximately $8 million higher. As we have previously noted, bookings can vary from quarter to quarter, depending on the timing of large transactions.

Although on-demand revenue has trended upward over the last several quarters, on-demand revenue has been negatively affected by the volume erosion in our transcription on-demand base and migration of our voicemail-to-text business from a semi-automated service to a lower-priced, fully automated solution. In contrast, on‑demand revenue from Mobile connected services and Enterprise customer care solutions has grown. These trends are reflected in the recent declines in our Estimated 3-Year Value of Total On-Demand contracts, with reduced Healthcare on‑demand and voicemail-to-text expectations offsetting strong net new bookings in Mobile connected services and Enterprise on-demand contracts.

Table: Net New Bookings and Estimated On-Demand Contract Values

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
Net New Bookings (in millions)	$321.5	$419.8	$330.4	$328.8	$303.8	$304.7
Estimated 3-Year value of Total On-Demand Contracts(in millions)	$2,224.6	$2,195.6	$2,259.3	$2,246.1	$2,227.2	$2,177.9

Today we reported Q2 15 non-GAAP fully diluted EPS of $0.30, above the high end of our guidance range of $0.22 to $0.26 and up from $0.28 a year ago. Q2 15 GAAP EPS was $(0.04) per share, up from ($0.12) a year ago. Q2 15 non‑GAAP operating margin was 25.9%, up 200 basis points from 23.9% a year ago. Q2 15 cash flow from operations (CFFO) was $119.9 million, up 37.8% from $87.0 million a year ago. This was our 4th consecutive quarter of year-over-year CFFO growth and our 3rd consecutive quarter of year-over-year improvement in non-GAAP EPS and operating margin. Q2 15 CFFO as a percent of non-GAAP net income was 121%, up from 99% a year ago and exceeded our target of 100%. We ended Q2 15 with total deferred revenue of $637.8 million, up 26.3% from $504.9 million a year ago. Deferred revenue growth continues to be driven by Mobile connected services, Healthcare term licenses, and maintenance contracts.

Table: Operating Cash Flow and Total Deferred Revenue

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
Cash Flow from Operations (in millions)	$78.2	$87.0	$97.0	$95.9	$95.7	$119.9
Total Deferred Revenue (in millions)	$484.3	$504.9	$523.4	$548.1	$621.1	$637.8

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2015 second fiscal quarter results	May 7, 2015
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Transition to Recurring Revenue Models
As we have noted in recent quarters, we are focusing investments and efforts on our best market opportunities, while carefully navigating our more challenging or declining revenue opportunities, and managing through the transition to recurring revenue models. The transition from traditional perpetual licensing models to recurring revenue models challenges near-term growth, as recurring revenue only partially offsets declines in perpetual license revenue. Over the long term, this business model transition will improve the sustainability and predictability of revenue streams. We believe key indicators in our business show that we are establishing the foundations for renewed organic revenue growth in the future.

The areas in which we are focusing investments include connected services in automobiles and consumer electronics, Healthcare clinical documentation and clinical information management, automated multi-channel customer care, and MFP print and scan management. We continue to expect some volume erosion in our healthcare on-demand base, as users migrate toward use of electronic medical records, often in combination with our Dragon Medical solution. Our growth opportunity in mobile handsets is limited by the consolidation of this market to a limited number of customers. In addition, our Dragon NaturallySpeaking business has been challenged by market conditions, and our Enterprise on-premise business has been challenged by customers’ growing preference for on-demand implementations.

Table: Non-GAAP Revenue by Type

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015
Perpetual Product and Licensing % of revenue	$131.1 27%	$125.4 25%	$119.6 25%	$142.2 27%	$518.3 26%	$119.2 24%	$125.9 26%
Recurring Product and Licensing % of revenue	$58.9 12%	$56.7 12%	$54.2 11%	$60.2 12%	$230.0 12%	$61.1 13%	$57.8 12%
Professional Services % of revenue	$54.2 11%	$57.7 12%	$57.8 12%	$58.6 11%	$228.2 11%	$55.2 11%	$51.6 11%
On-demand % of revenue	$171.6 35%	$176.1 36%	$178.8 37%	$179.3 35%	$705.8 36%	$174.8 36%	$176.2 36%
Maintenance and Support % of revenue	$74.3 15%	$74.1 15%	$76.4 15%	$80.0 15%	$304.8 15%	$78.8 16%	$76.6 16%
Total Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1
Total Recurring Revenue* % of revenue	$309.6 63%	$313.7 64%	$314.3 65%	$325.7 63%	$1,263.3 64%	$321.7 66%	$315.6 65%
* Total Recurring Revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of professional services revenue delivered under ongoing subscription contracts. Recurring Product and Licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.

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2015 second fiscal quarter results	May 7, 2015
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Table: Non-GAAP Revenue by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015
Healthcare Organic growth*	$227.3 1%	$237.0 1%	$240.1 (2)%	$238.3 3%	$942.7 1%	$231.0 0%	$228.6 (4)%
Mobile & consumer+ Organic growth*+	$112.5 (17)%	$107.3 (8)%	$107.0 (3)%	$114.4 3%	$441.0 (7)%	$107.3 (5)%	$116.7 9%
Enterprise+ Organic growth*+	$92.0 (8)%	$89.7 3%	$87.3 (9)%	$98.1 (10)%	$367.1 (6)%	$90.6 (4)%	$83.3 (7)%
Imaging Organic growth*	$58.3 (6)%	$56.0 (9)%	$52.4 (11)%	$69.5 9%	$236.3 (5)%	$60.1 (9)%	$59.5 (7)%
Total revenue Organic growth*	$490.1 (6)%	$490.0 (2)%	$486.8 (5)%	$520.3 1%	$1,987.1 (3)%	$489.0 (3)%	$488.1 (2)%

*Organic growth is calculated by comparing reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015
Healthcare Segment profit as % of segment revenue	$78.5 35%	$91.5 39%	$84.9 35%	$85.2 36%	$340.1 36%	$78.3 34%	$79.8 35%
Mobile & Consumer+ Segment profit as % of segment revenue+	$12.1 11%	$16.7 16%	$19.7 18%	$27.3 24%	$75.8 17%	$11.7 11%	$33.8 29%
Enterprise+ Segment profit as % of segment revenue+	$22.4 24%	$18.2 20%	$18.3 21%	$29.2 30%	$88.1 24%	$24.7 27%	$19.3 23%
Imaging Segment profit as % of segment revenue	$22.7 39%	$20.7 37%	$16.9 32%	$28.8 41%	$89.1 38%	$19.9 33%	$22.1 37%
Total segment profit Total segment profit as % of segment revenue	$135.7 28%	$147.1 30%	$139.8 29%	$170.5 33%	$593.1 30%	$134.6 28%	$155.0 32%

+In October 2014, we realigned certain of our product offerings which were previously reported in the Mobile and Consumer segment into the Enterprise segment. Accordingly, the segment results in prior periods have been reclassified to conform to current period segment reporting presentation.

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2015 second fiscal quarter results	May 7, 2015
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Segment Discussions

Healthcare
Our Healthcare business delivered solid net new bookings for transcription on-demand solutions, driven by several competitive replacements and large bookings. Increasingly, our transactions and sales opportunities include multiple offerings, often incorporating transcription on demand, Dragon Medical and Clintegrity. Customer interest in our Clintegrity clinical documentation improvement (CDI) solutions continues to increase. CDI revenue benefitted from recent completions of installations, and our professional services team continued to make progress with additional projects under previously signed contracts. New customer interest was reflected in a particularly strong pipeline for our CDI solutions. Billings for our Clintegrity solutions continued to contribute to deferred revenue growth.

Table: Healthcare Lines

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
Annualized line run-rate in healthcare on-demand business (in billions)	5.070	5.487	5.521	5.395	5.385	5.336

Mobile & Consumer
We delivered improved organic growth and segment profit margin in our Mobile & Consumer business, driven by continued strength in our automotive solutions. Improved segment margin was driven primarily by a higher proportion of revenue from product and license, which carries a high gross margin. Our automotive solutions also contributed to bookings, with several design wins including a leading US maker and a leading European maker. Several design wins in the smart TV business also contributed to bookings performance, including a leading satellite TV carrier and a leading media player OEM. Usage of our mobile cloud continued to grow, with an increasing number of connected devices in the market. In Q2 15, we processed 4.073 billion mobile cloud transactions, up 48% from 2.743 billion in Q2 14. In March 2015, our cloud services had 158 million unique monthly active users, up 36% from 116 million in March 2014. Billings for our mobile cloud services, particularly in our automotive business, continue to drive deferred revenue growth.

Enterprise
Our Enterprise business continued to benefit from growth in net new bookings for on-demand solutions, across customer care channels. In addition, revenue benefitted from launches of solutions from prior bookings, with additional launches expected in H2. Q2 achievements included completion of volume ramp for a leading US bank, implementation of solutions at a leading global mutual fund and a leading US online brokerage, and ramp of customer volumes at a leading global online payment services provider. In particular, we have seen strong customer interest in our voice biometrics solutions, reflected in a growing number of reference customers, project deployments and pipeline.

Imaging
Our Imaging business delivered an improved segment margin compared to Q1 15, due to decreased research & development and sales & marketing expenses. We experienced strong MFP revenues from partners, our MFP business delivered solid net new bookings. In addition, our PDF product delivered solid results, especially through reseller channel sales.

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2015 second fiscal quarter results	May 7, 2015
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Non-GAAP Expenses and Cash Flow
In Q2 15 we increased our focus on operational efficiency and expense reduction. These efforts benefitted our results in Q2 15, contributing to reduced operating expenses and improved EPS, operating margin and cash flow. We are accelerating these measures and in Q3 15 we formalized a cost reduction program with a goal to achieve $125 million in total annualized cost savings by the end of FY 16. To date, cost reduction measures have had a greater effect on operating expenses; going forward we expect increased benefits in cost of goods sold. We expect to continuously complete the planned program actions throughout FY 15 and FY 16.

Q2 15 gross margin was 62.5% compared to 61.6% a year ago. The improved gross margin was primarily due to a higher mix of product and license revenue, which carries a higher gross margin.

Q2 15 operating margin was 25.9% compared to 23.9% a year ago. This is the third consecutive quarter of year-over-year operating margin improvement. Q2 15 total operating expenses were $178.4 million, compared to $185.1 million a year ago. R&D expense decreased to $67.1 million in Q2 15 compared to $69.2 million in Q2 14. Q2 15 sales and marketing expense was $83.3 million, down from $88.1 million in Q2 14.

Interest Expense. Net interest expense decreased $1.6 million year over year, benefitting from the retirement of $250 million in convertible debentures that we called for redemption in August 2014.

Days Sales Outstanding (DSO). In Q2 15, DSO was 74 days, compared to 72 days in Q2 14.

Table: Days Sales Outstanding (DSO)

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
Days Sales Outstanding	74	72	74	76	78	74

Expanded Stock Repurchase Program
During Q2 15, we have repurchased 8.557 million shares of our common stock, for a total amount of $120.3 million at an average price per share of $14.06. During Q3 15, up to May 6, 2015, we repurchased an additional 5.300 million shares of our common stock, for a total amount of $77.2 million at an average price per share of $14.56. As a result of these repurchases, at May 6, 2015 Nuance had $91.7 million remaining under the original authorization, which we expect to exhaust by the end of Q3 15. Today, we announced that our board of directors has authorized an additional $500 million under the plan, bringing the unused authorization to a total of $591.7 million.

Discussion of Q3 and Fiscal 2015 Guidance and Outlook
We expect net new bookings growth for FY15 in the range of 1% to 4%, driven for the full year by large bookings in our Healthcare, automobile and Enterprise on-demand solutions. We expect the full-year negative impact on net new bookings from changes in foreign currency exchange rates will be approximately $32 million.

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2015 second fiscal quarter results	May 7, 2015
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We expect to experience negative effects on revenue of changes in foreign exchange rates through the remainder of the year, continuing the trend from the H1 15. We expect a full-year currency negative impact on revenue of $55 million, up from the estimate of $45 million that we made last quarter.

Taking these factors into account, we expect FY 15 non-GAAP revenues between $1,940 million and $1,980 million, and FY 15 GAAP revenues between $1,891.5 million and $1,931.5 million. We expect Q3 15 non‑GAAP revenues of $468 million to $482 million, and Q3 15 GAAP revenues of $457 million to $471 million.

In H1 15, total recurring revenue represented 65% of total revenue, compared to 64% in H1 14, a smaller increase than the 6 percentage point increases in both FY 13 and 14, as we forecast. Recurring revenue will benefit from the implementation of previously booked projects in our Enterprise on-demand, Mobile automotive and consumer electronics, Clintegrity and Imaging OEM businesses.

In Q2 15, cash flow from operations as a percentage of non-GAAP net income was 121%, above our target of 100%. This metric has trended upward over recent years, owing mainly to favorable timing of cash receipts in royalty, subscription and on-demand contracting models. We expect these improved results to continue, but with some quarterly variability due notably to the timing of interest payments. Interest expense is accrued each quarter, but cash payments are made primarily in second and fourth quarters of each year.

Net cash interest expenses will be approximately $90 million for the year. We anticipate our net cash tax rate to rise slightly in H2 15, and to be between 5 and 6 percent for the full year.

Considering these factors and the revenue projections above, we expect FY 15 non-GAAP EPS between $1.13 and $1.23 and GAAP EPS between $(0.40) and $(0.30). We expect Q3 15 non-GAAP EPS of $0.25 to $0.29, and Q3 15 GAAP EPS of $(0.15) to $(0.11).

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

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2015 second fiscal quarter results	May 7, 2015
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Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance including, but not limited to, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our businesses, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated third and fourth quarter and FY 15 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic and market conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible product quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and other factors or one-time events described in our annual report on Form 10-K for the fiscal year ended September 30, 2014 and our quarterly reports and other filings filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements after the date of this document. The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

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2015 second fiscal quarter results	May 7, 2015
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Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non- GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2015 and 2014, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions, Quantim and Equitrac for the three and six months ended March 31, 2015, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

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Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations

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2015 second fiscal quarter results	May 7, 2015
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will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense while costs for the extension of the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives, gains or losses on non-controlling strategic equity interests, are also excluded.

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
12

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
13

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014

Revenues:
Product and licensing	$174,451	$174,819	$344,139	$353,256
Professional services and hosting	224,504	227,526	450,674	445,661
Maintenance and support	76,104	73,308	154,265	146,716
Total revenues	475,059	475,653	949,078	945,633

Cost of revenues:
Product and licensing	23,252	25,226	47,222	50,435
Professional services and hosting	151,021	157,437	308,264	312,017
Maintenance and support	13,395	12,359	27,436	25,196
Amortization of intangible assets	15,631	15,342	30,762	30,536
Total cost of revenues	203,299	210,364	413,684	418,184

Gross profit	271,760	265,289	535,394	527,449

Operating expenses:
Research and development	74,776	84,581	157,343	165,051
Sales and marketing	93,254	98,280	204,504	217,186
General and administrative	45,734	43,682	96,301	88,158
Amortization of intangible assets	25,328	26,571	52,155	54,043
Acquisition-related cost, net	6,523	6,802	11,279	9,600
Restructuring and other charges, net	(333)	4,719	1,895	8,556
Total operating expenses	245,282	264,635	523,477	542,594

Income (loss) from operations	26,478	654	11,917	(15,145)
Other expense, net	(29,517)	(33,487)	(59,637)	(70,123)
Loss before income taxes	(3,039)	(32,833)	(47,720)	(85,268)
Provision for income taxes	11,059	6,394	16,873	9,372
Net loss	$(14,098)	$(39,227)	$(64,593)	$(94,640)

Net loss per share:
Basic	$(0.04)	$(0.12)	$(0.20)	$(0.30)
Diluted	$(0.04)	$(0.12)	$(0.20)	$(0.30)

Weighted average common shares outstanding:
Basic	322,879	316,593	322,331	315,696
Diluted	322,879	316,593	322,331	315,696

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
14

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	March 31, 2015	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$474,650	$547,230
Marketable securities	63,044	40,974
Accounts receivable, net	394,054	428,266
Prepaid expenses and other current assets	148,246	148,030
Total current assets	1,079,994	1,164,500

Marketable securities	29,228	—
Land, building and equipment, net	185,985	191,411
Goodwill	3,354,734	3,410,893
Intangible assets, net	852,561	915,483
Other assets	147,325	137,997
Total assets	$5,649,827	$5,820,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,834	$4,834
Contingent and deferred acquisition payments	8,556	35,911
Accounts payable and accrued expenses	238,056	303,039
Deferred revenue	343,651	298,225
Total current liabilities	595,097	642,009

Long-term debt	2,137,738	2,127,392
Deferred revenue, net of current portion	294,154	249,879
Other liabilities	221,252	219,012
Total liabilities	3,248,241	3,238,292

Stockholders' equity	2,401,586	2,581,992
Total liabilities and stockholders' equity	$5,649,827	$5,820,284

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
15

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014

Cash flows from operating activities:
Net loss	$(14,098)	$(39,227)	$(64,593)	$(94,640)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,847	54,308	114,020	109,417
Stock-based compensation	30,917	44,920	78,271	92,159
Non-cash interest expense	7,539	9,782	14,918	19,443
Deferred tax provision	4,499	5,058	6,386	3,446
Other	1,609	892	1,427	(5,258)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	9,745	13,050	16,988	6,518
Prepaid expenses and other assets	1,445	(600)	(13,213)	(11,695)
Accounts payable	4,428	(4,065)	1,869	(32,097)
Accrued expenses and other liabilities	(13,791)	(17,753)	(50,017)	(10,301)
Deferred revenue	30,806	20,661	109,575	88,190
Net cash provided by operating activities	119,946	87,026	215,631	165,182
Cash flows from investing activities:
Capital expenditures	(13,821)	(10,553)	(30,758)	(24,719)
Payments for business and technology acquisitions, net of cash acquired	(23,760)	(36,041)	(31,891)	(135,537)
Purchases of marketable securities and other investments	(27,883)	(6,441)	(91,348)	(11,504)
Proceeds from sales and maturities of marketable securities and other investments	13,788	8,262	23,165	21,634
Net cash used in investing activities	(51,676)	(44,773)	(130,832)	(150,126)
Cash flows from financing activities:
Payments of debt	(1,209)	(1,209)	(2,418)	(2,516)
Payments for repurchases of common stock	(109,838)	(8,435)	(109,838)	(26,435)
Payments for settlement of share-based derivatives	—	(4,254)	(340)	(5,286)
Payments of other long-term liabilities	(831)	(615)	(1,526)	(1,519)
Proceeds from issuance of common stock from employee stock plans	8,972	10,734	9,149	11,922
Cash used to net share settle employee equity awards	(4,299)	(4,541)	(46,953)	(31,047)
Net cash used in financing activities	(107,205)	(8,320)	(151,926)	(54,881)
Effects of exchange rate changes on cash and cash equivalents	(4,257)	(287)	(5,453)	9
Net (decrease) increase in cash and cash equivalents	(43,192)	33,646	(72,580)	(39,816)
Cash and cash equivalents at beginning of period	517,842	734,656	547,230	808,118
Cash and cash equivalents at end of period	$474,650	$768,302	$474,650	$768,302

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
16

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2015	2014	2015	2014

GAAP revenue	$475,059	$475,653	$949,078	$945,633
Acquisition-related revenue adjustments: product and licensing	9,139	7,269	19,755	18,758
Acquisition-related revenue adjustments: professional services and hosting	3,350	6,214	7,146	13,873
Acquisition-related revenue adjustments: maintenance and support	515	837	1,114	1,754
Non-GAAP revenue	$488,063	$489,973	$977,093	$980,018

GAAP cost of revenue	$203,299	$210,364	$413,684	$418,184
Cost of revenue from amortization of intangible assets	(15,631)	(15,342)	(30,762)	(30,536)
Cost of revenue adjustments: product and licensing (1,2)	505	271	824	925
Cost of revenue adjustments: professional services and hosting (1,2)	(4,414)	(6,884)	(11,722)	(13,189)
Cost of revenue adjustments: maintenance and support (1,2)	(631)	(406)	(1,574)	(1,190)
Non-GAAP cost of revenue	$183,128	$188,003	$370,450	$374,194

GAAP gross profit	$271,760	$265,289	$535,394	$527,449
Gross profit adjustments	33,175	36,681	71,249	78,375
Non-GAAP gross profit	$304,935	$301,970	$606,643	$605,824

GAAP income (loss) from operations	$26,478	$654	$11,917	$(15,145)
Gross profit adjustments	33,175	36,681	71,249	78,375
Research and development (1)	6,668	10,455	17,177	20,743
Sales and marketing (1)	7,882	10,210	20,416	25,454
General and administrative (1)	10,911	15,953	26,569	29,992
Amortization of intangible assets	25,328	26,571	52,155	54,043
Costs associated with IP collaboration agreements	2,938	4,937	5,876	9,874
Acquisition-related costs, net	6,523	6,802	11,279	9,600
Restructuring and other charges, net	(333)	4,719	1,895	8,556
Other	7,002	(71)	15,835	1,061
Non-GAAP income from operations	$126,572	$116,911	$234,368	$222,553

GAAP provision for income taxes	$11,059	$6,394	$16,873	$9,372
Non-cash taxes	(5,332)	(1,385)	(7,491)	292
Non-GAAP provision for income taxes	$5,727	$5,009	$9,382	$9,664

GAAP net loss	$(14,098)	$(39,227)	$(64,593)	$(94,640)
Acquisition-related adjustment - revenue (2)	13,004	14,320	28,015	34,385
Acquisition-related adjustment - cost of revenue (2)	(916)	(1,283)	(1,637)	(2,516)
Acquisition-related costs, net	6,523	6,802	11,279	9,600
Cost of revenue from amortization of intangible assets	15,631	15,342	30,762	30,536
Amortization of intangible assets	25,328	26,571	52,155	54,043
Restructuring and other charges, net	(333)	4,719	1,895	8,556
Non-cash stock-based compensation (1)	30,917	44,920	78,271	92,159
Non-cash interest expense	7,539	9,782	14,918	19,443
Non-cash income taxes	5,332	1,385	7,491	(292)
Costs associated with IP collaboration agreements	2,938	4,937	5,876	9,874
Change in fair value of share-based instruments	(23)	72	538	4,222
Other	7,105	(71)	15,938	(454)
Non-GAAP net income	$98,947	$88,269	$180,908	$164,916

Non-GAAP diluted net income per share	$0.30	$0.28	$0.55	$0.52

Diluted weighted average common shares outstanding	324,869	319,677	326,582	318,653

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
17

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014

GAAP operating expenses	$245,282	$264,635	$523,477	$542,594
Research and development (1)	(6,668)	(10,455)	(17,177)	(20,743)
Sales and marketing (1)	(7,882)	(10,210)	(20,416)	(25,454)
General and administrative (1)	(10,911)	(15,953)	(26,569)	(29,992)
Amortization of intangible assets	(25,328)	(26,571)	(52,155)	(54,043)
Costs associated with IP collaboration agreements	(2,938)	(4,937)	(5,876)	(9,874)
Acquisition-related costs, net	(6,523)	(6,802)	(11,279)	(9,600)
Restructuring and other charges, net	333	(4,719)	(1,895)	(8,556)
Other	(7,002)	71	(15,835)	(1,061)
Non-GAAP operating expenses	178,363	185,059	372,275	383,271

GAAP research and development expense	$74,776	$84,581	$157,343	$165,051
Costs associated with IP collaboration agreements	(938)	(4,937)	(1,876)	(9,874)
Research and development (1)	(6,668)	(10,455)	(17,177)	(20,743)
Other	(55)	—	(59)	—
Non-GAAP research and development expense	67,115	69,189	138,231	134,434

GAAP sales and marketing expense	$93,254	$98,280	$204,504	$217,186
Costs associated with IP collaboration agreements	(2,000)	—	(4,000)	—
Sales and marketing (1)	(7,882)	(10,210)	(20,416)	(25,454)
Other	(58)	—	(66)	—
Non-GAAP sales and marketing expense	$83,314	$88,070	$180,022	$191,732

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
18

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$96	$697	$183	$962
Cost of professional services and hosting	4,729	7,199	12,352	13,818
Cost of maintenance and support	631	406	1,574	1,190
Research and development	6,668	10,455	17,177	20,743
Sales and marketing	7,882	10,210	20,416	25,454
General and administrative	10,911	15,953	26,569	29,992
Total	$30,917	$44,920	$78,271	$92,159

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$13,004	$14,320	$28,015	$34,385
Cost of product and licensing	(601)	(968)	(1,007)	(1,887)
Cost of professional services and hosting	(315)	(315)	(630)	(629)
Total	$12,088	$13,037	$26,378	$31,869

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0	$475.1
Adjustment	$20.1	$14.3	$11.3	$17.9	$63.6	$15.0	$13.0
Non-GAAP Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$221.6	$232.5	$236.2	$235.1	$925.4	$227.9	$225.5
Adjustment	$5.7	$4.5	$3.9	$3.2	$17.3	$3.1	$3.1
Non-GAAP Revenue	$227.3	$237.0	$240.1	$238.3	$942.7	$231.0	$228.6

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$109.7	$104.5	$104.9	$112.3	$431.3	$105.5	$115.0
Adjustment	$2.8	$2.8	$2.1	$2.0	$9.7	$1.8	$1.7
Non-GAAP Revenue	$112.5	$107.3	$107.0	$114.4	$441.0	$107.3	$116.7

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$89.4	$87.8	$85.7	$96.9	$359.8	$89.8	$82.6
Adjustment	$2.6	$1.9	$1.6	$1.2	$7.3	$0.9	$0.7
Non-GAAP Revenue	$92.0	$89.7	$87.3	$98.1	$367.1	$90.6	$83.3

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$49.3	$50.9	$48.8	$58.0	$207.0	$50.8	$52.0
Adjustment	$9.0	$5.1	$3.7	$11.5	$29.3	$9.2	$7.5
Non-GAAP Revenue	$58.3	$56.0	$52.4	$69.5	$236.3	$60.1	$59.5

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$123.3	$121.1	$116.7	$135.5	$496.6	$117.0	$121.3
Adjustment	$7.8	$4.3	$2.9	$6.7	$21.7	$2.2	$4.6
Non-GAAP Revenue	$131.1	$125.4	$119.6	$142.2	$518.3	$119.2	$125.9

Recurring Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$55.2	$53.7	$51.5	$54.0	$214.4	$52.7	$53.2
Adjustment	$3.7	$3.0	$2.7	$6.2	$15.6	$8.4	$4.6
Non-GAAP Revenue	$58.9	$56.7	$54.2	$60.2	$230.0	$61.1	$57.8

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$50.8	$55.4	$56.3	$58.3	$220.7	$54.8	$51.2
Adjustment	$3.4	$2.3	$1.5	$0.3	$7.5	$0.4	$0.4
Non-GAAP Revenue	$54.2	$57.7	$57.8	$58.6	$228.2	$55.2	$51.6

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$167.3	$172.2	$175.4	$175.3	$690.2	$171.4	$173.3
Adjustment	$4.3	$3.9	$3.4	$4.0	$15.6	$3.4	$2.9
Non-GAAP Revenue	$171.6	$176.1	$178.8	$179.3	$705.8	$174.8	$176.2

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$73.4	$73.3	$75.6	$79.2	$301.6	$78.2	$76.1
Adjustment	$0.9	$0.8	$0.8	$0.7	$3.2	$0.6	$0.5
Non-GAAP Revenue	$74.3	$74.1	$76.4	$80.0	$304.8	$78.8	$76.6

Total Recurring Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015
GAAP Revenue	$300.5	$305.7	$307.3	$314.8	$1,228.4	$308.9	$307.5
Adjustment	$9.2	$8.0	$7.0	$10.9	$34.9	$12.7	$8.1
Non-GAAP Revenue	$309.6	$313.7	$314.3	$325.7	$1,263.3	$321.7	$315.6

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2014	2014	2014	2014	2014	2015	2015

Total segment revenues	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1
Acquisition related revenues	(20.1)	(14.3)	(11.3)	(17.9)	(63.6)	(15.0)	(13.0)
Total consolidated revenues	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0	$475.1

Total segment profit	$135.7	$147.1	$139.8	$170.5	$593.1	$134.6	$155.0
Corporate expenses and other, net	(31.3)	(30.1)	(25.3)	(42.0)	(128.5)	(35.7)	(35.5)
Acquisition-related revenues and costs of revenue adjustment	(18.8)	(13.0)	(10.5)	(17.2)	(59.5)	(14.3)	(12.1)
Non-cash stock-based compensation	(47.2)	(44.9)	(55.4)	(45.4)	(193.0)	(47.4)	(30.9)
Amortization of intangible assets	(42.7)	(41.9)	(42.3)	(43.2)	(170.1)	(42.0)	(41.0)
Acquisition-related (costs) income, net	(2.8)	(6.8)	(9.1)	(5.5)	(24.2)	(4.8)	(6.5)
Restructuring and other charges, net	(3.8)	(4.7)	(8.6)	(2.3)	(19.4)	(2.2)	0.3
Costs associated with IP collaboration agreements	(4.9)	(4.9)	(4.9)	(4.9)	(19.7)	(2.9)	(2.9)
Other expense, net	(36.6)	(33.5)	(31.0)	(32.5)	(133.7)	(30.1)	(29.5)
Loss before income taxes	($52.4)	($32.8)	($47.3)	($22.5)	($155.0)	($44.7)	($3.0)

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
22

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30, 2015
	Low	High
GAAP revenue	$457,000	$471,000
Acquisition-related adjustment - revenue	11,000	11,000
Non-GAAP revenue	$468,000	$482,000

GAAP net loss per share	$(0.15)	$(0.11)
Acquisition-related adjustment - revenue	0.04	0.04
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.02	0.02
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.02	0.02
Other	0.02	0.02
Non-GAAP net income per share	$0.25	$0.29

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	311,500	311,500
Weighted average common shares: diluted	314,000	314,000

© 2015 Nuance Communications, Inc. All rights reserved

2015 second fiscal quarter results	May 7, 2015
Prepared remarks
23

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2015
	Low	High
GAAP revenue	$1,891,500	$1,931,500
Acquisition-related adjustment - revenue	48,500	48,500
Non-GAAP revenue	$1,940,000	$1,980,000

GAAP net loss per share	$(0.40)	$(0.30)
Acquisition-related adjustment - revenue	0.15	0.15
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.07	0.07
Cost of revenue from amortization of intangible assets	0.20	0.20
Amortization of intangible assets	0.32	0.32
Non-cash stock-based compensation	0.52	0.52
Non-cash interest expense	0.10	0.10
Non-cash income taxes	0.04	0.04
Costs associated with IP collaboration agreements	0.03	0.03
Change in fair value of share-based instruments	0.00	0.00
Restructuring and other charges, net	0.04	0.04
Other	0.07	0.07
Non-GAAP net income per share	$1.13	$1.23

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	316,000	316,000
Weighted average common shares: diluted	322,000	322,000

© 2015 Nuance Communications, Inc. All rights reserved